EXHIBIT 10(B)


                                 AMENDMENT NO. 3

                                     TO THE

                          NORTHWEST NATURAL GAS COMPANY

                      DIRECTORS DEFERRED COMPENSATION PLAN

                         RESTATED AS OF DECEMBER 1, 1997

     This Amendment No. 3 to the Northwest Natural Gas Company Directors Deferred Compensation Plan, effective June 1, 1981 and Restated as of December 1, 1997 (the "Plan"), is effective as of January 1, 2001 and has been executed as of this 28th day of September, 2000.

     The Plan is hereby amended as follows:

     FIRST: Section 4 is amended to read as follows:

          4.   Interest. Interest shall be credited to the Cash Account balance
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     (including both principal and interest) of each participating Director based on the balance at the end of each calendar quarter. The rate of interest to be applied at the end of each calendar quarter shall be the quarterly equivalent of an annual yield that is two (2%) percentage points higher than the annual yield on Moody's Average Corporate Bond Yield for the preceding quarter, as published by Moody's Investors Service, Inc. (or any successor thereto), or if such index is no longer published, a substantially similar index selected by the Board. At no time shall the interest rate be less than six percent (6%) annually. The interest credit shall continue to be applied to the Cash Account of a Director, even if ceasing to serve as a Director, until all amounts credited to his or her Cash Account have been paid. Said interest shall be calculated quarterly, based upon the average daily balance of the Director's Cash Account since the preceding calendar quarter, after giving effect to any reduction in the Cash Account as a result of any payments. The remaining annual payments will be recomputed to reflect the additional interest credits.

     SECOND: Section 5(b) is amended to read as follows:

          (b)  Timing of Benefit Payment. At the time the Director elects to
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     defer Fees or NEDSCP Shares, and with respect to Retirement Benefit
     Accounts before January 1, 1998, the Director may designate the number of annual installments, not to exceed ten, in which the applicable Account balance shall be paid, or the Director may elect to receive such Account balance in a lump sum payment, or in a combination of a partial lump sum and the remainder in installment payments. A Director may elect to modify such election by filing a change of payment designation which shall supersede the prior form of payment designation for any one (1) or more deferral periods. If the Director's most recent change of payment designation has not been filed one (1) full calendar year prior to the year in which the Director ceases to serve as a Director of the Company, the prior election shall be used to determine the form of payment. For example, a Director leaving the Board in 2003 must file a written request with the Committee by December 31, 2001 to change his form of payment designation.

     THIRD: Section 5(g) is amended to read as follows:

          (g)  Accelerated Distribution. Notwithstanding any other provision of
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     the Plan, a Director shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the vested Account balance as of the last day of the calendar quarter immediately preceding the day on which the Committee receives the written request. The remaining balance shall be forfeited by the Director. A Director who receives a distribution under this section shall be suspended from participation in the Plan for 12 months. The amount payable under this


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     section shall be paid in a lump sum within 65 days following the receipt of the notice by the Committee from the Director.

     FOURTH: Except as provided herein, all other plan provisions shall remain in full force and effect.

IN WITNESS WHEREOF, Northwest Natural Gas Company has caused this Amendment No. 3 to be executed as of the date first written above.

                                        NORTHWEST NATURAL GAS COMPANY


                                   By:  /s/ Richard G. Reiten
                                      ------------------------------------------
                                             Richard G. Reiten
                                             President and CEO